Exhibit 99.3

ENPATH MEDICAL, INC., #11041409

Enpath Third Quarter Results

October 20, 2005, 1:30 p.m. CT

Moderator: Douglas Sherk

Operator:

Welcome, ladies and gentlemen, and welcome to the Enpath Third Quarter Results conference call. At this time, all participants are in a listen-only mode. Following today’s presentation, instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference, please press the star followed by the zero. And as a reminder, this conference is being recorded today, Thursday, October 20, 2005.

I would now like to turn the conference over to Jim Hartman, Chairman and Chief Executive Officer. Please go ahead.

James Hartman:

Thank you. Welcome to the Enpath Medical Third Quarter 2005 conference call. Thank you for joining us today. I’m Jim Hartman, Chairman and Chief Executive Officer of Enpath Medical. My comments today will contain forward-looking statements that involve risks and uncertainties. Any number of factors could cause our results to vary from those that may anticipated by some statements made today.

You should read our press release issued this morning and our SEC filings, specifically our 2004 Annual Report on Form 10-K filed in March, 2005, for a listing of some of the factors that could cause results to differ materially.

Joining me on the call today is Mark Kraus, Senior Vice President and Chief Technology Officer, and Jim Mellor, Senior Vice President of Sales and Marketing.

During my remarks today, I will highlight certain aspects of our third quarter financial results that were not covered in our press release issued this morning. Jim and Mark will discuss new opportunities the company is pursuing. I will then provide our outlook and guidance for the remainder of the year, and at the conclusion of my remarks, Mark, Jim and I will be available to answer questions.

Third quarter revenues were $7.7 million, compared to $7.1 million in the third quarter of 2004, a 9% increase. For the nine months, sales declined 1% to $21.5 million compared to $21.7 million for the same period in 2004. Sales of delivery systems products increased 2% to $5.4 million in the third quarter when compared to the previous year. Sales of our core introducer product line increased $100,000 to $4.25 million in the third quarter compared to quarter three of 2004, when we experienced a significant increase over 2003, as a result of the launch of the flow guard valved introducer. Year-to-date, introducer sales increased $400,000 when compared to the first nine months of 2004.

Sales of our lead technologies product line increased during the quarter from $1.8 million in the third quarter of 2004 to $2.3 million, a 27% increase. For the nine months, sales were $6.5 million compared to $6.6 million in the first nine months of last year. Our epicardial steroid lead partner that is distributing the product in Europe has experienced favorable reception of the product and has placed a larger than expected second order for shipment during the remainder of the year and into early next year.

Orders for accessory products from our largest leads customer, which significantly reduced orders during 2004 and into earlier this year due to an overstock situation, have increased. Accessory product sales to this customer also contributed to the improved financial performance in the third quarter and should favorably affect sales for the remainder of the year. We believe that most of the overstock issues with this customer have now been resolved.

Third quarter gross margins on a consolidated basis were 36.8% compared to 39.7% a year ago. Gross margins on the delivery systems product line declined from 47.4% in the third quarter of 2004 to 39.7% in the third quarter of 2005. This occurred, in part, due to our substantial investment in steerable catheter manufacturing capabilities that we are establishing in order to meet the anticipated needs of our customers starting in 2006. Mark will review in a few moments the business developments that are driving this investment. Margins on the lead technologies product line increased from 17.6% in 2004’s third quarter to 30.2% in the third quarter of 2005. Most of this improvement was driven by the efficiencies derived from higher levels of sales this year compared to last, along with our elimination of several low margin manufacturing jobs that we had last year.

Our research and development expenditures increased 8.6% during the quarter to $1.2 million compared to $1.1 million in the third quarter last year. As a percentage of sales, R&D was 15.7% for the quarter in both 2004 and 2005. In terms of dollars invested in R&D, this was a substantial reduction compared to each of the first two quarters of 2005 when we spent on average nearly $1.5 million as we pursued the appeal process with the FDA on our epicardial steroid lead.

For the year, research and development expenditures are $4.2 million or 19.5% of sales compared to $3.3 million or 15.2% of sales last year in the first nine months. Jim Mellor will comment further regarding the FDA situation in a moment.

We are also conducting significant R&D work on steerable introducers for our own family of steerable devices for which we have received FDA marketing clearance. Our announced agreement with Bard EP for an exclusive arrangement to market our steerable device in the electrophysiology field is the initial validation for this investment. During the past couple of years, we have begun the transition from relatively simple medical devices to far more sophisticated products such as the MyoPore Rx lead, FasTac Flex delivery tool, and steerable catheters. Mark will update you on some additional activities in a moment in this area.

Selling, general and administrative expenses were 15.3% of sales for the quarter compared to 18.9% in the third quarter of 2004. In real dollars, these expenses actually declined by $162,000 compared to 2004. We are extremely cognizant of the need to get back to profitability and these expense reductions are part of our strategy to reach that goal.

As a result, we achieved net income of $237,000 or $0.04 per diluted share for the third quarter after two quarters of losses. For the year, we are still in the modest loss position, but we are pleased that the trend appears to be moving in a positive direction.

Our cash situation improved during the quarter. While we had $1.1 million borrowed on our $4 million line of credit at the end of the quarter, we also had $600,000 of cash on hand due to several large receipts arriving near the end of the quarter. Our operations and accounting people do an excellent job in managing our inventory and receivables, which have remained relatively constant during this year. Over the past two years, we have paid down our term loan by $2 million, and we expect to have limited borrowing on our line of credit by year end.

I’ll now turn the presentation over to Mark and Jim to discuss the product development activities and update you on the FDA situation with our MyoPore Rx steroid lead. First of all, Mark Kraus.

Mark Kraus:

Thanks, Jim. Over the last quarter, we have been diligently working on completing the initial sizes of our proprietary steerable introducers in support of Bard EP’s commercial launch of the product. During the quarter, Bard finished conducting its final market evaluations of the product with much positive feedback and is now poised to begin commercial distribution. We have started shipping the first size of the product to Bard, and we will have the remaining three sizes covered under our exclusive distribution agreement and ready for release during the fourth quarter.

Development of the steerable introducer for the placement of a carotid artery stent, our next clinical application for this product platform, started in earnest during the quarter. The carotid artery stenting market is an ideal application for the steerable introducer due to the fact that a large percentage of the potential patients have very difficult to access vascular anatomy. The steering feature of the introducer makes accessing these torturous anatomies significantly easier. Initial prototypes of the product received strong support and enthusiasm by key opinion leaders in this market segment during two recent clinician-based shows dedicated to this type of clinical procedure. Based on our current development plan, we expect to start both animal and human evaluations of the product for this application as early as the fourth quarter.

As we have been communicating over the last several quarters, we have adopted our proprietary steerable introducer platform for a number of other OEM customers. Each steerable catheter was designed to work with a customer’s specific interventional product for its unique clinical application. During the quarter, all of the companies placed orders for additional evaluation units as a result of the positive experiences they were having in their human clinical evaluations around the world. Additionally, because the steerable introducer offers so many obvious advantages for many difficult-to-complete vascular interventions, we have been approached by a number of new companies who are interested in having us adapt the product for their procedures, procedures such as abdominal aortic aneurism interventions and renal stenting. We’ll be evaluating how and when these products can be incorporated into our product development cycle over the next several months.

Our development of the next generation peelable valved introducer also continued during the quarter. This product is being designed specifically to reduce the potential of an air embolism during the placement of pacing leads. The product is nearing the final design configuration, and we expect it to be ready for commercial release as early as the first quarter of 2006.

In the area of leads development, we are focused on the completion of a number of contract development projects related to cardiac defibrillation, early detection of heart attacks, cardiac rhythm management and neuro-stimulation for pain management. Because we have a wealth of industry knowledge and unique manufacturing expertise, we have been able to identify and secure development contracts and long-term supply agreements for these products.

In addition to these contract-developed products, we have been diligently working on our own proprietary designs for a neuro-stimulation lead and a next generation of our epicardial lead and delivery systems. In both of these product cases, we have a unique opportunity to combine proprietary lead technology with our proprietary steerable introducers. Designing the lead and delivery tool simultaneously will ultimately offer the clinical user the most effective therapeutic device and the most effective and elegant means to deliver it to the desired location. We are in the final negotiations with an internationally renowned medical institution to assist us with the next generation epicardial lead and delivery system. This relationship would not only give us unprecedented access to the leading clinicians in this market, but the institution’s contributions will extend to further improvements and generations of the product and procedure.

As you can see, we have been and will continue to be extremely busy executing our plans to develop innovative proprietary products as well as capitalize on our expertise in the areas of lead and adaptor development.

Now I’ll turn the call over to Jim Mellor.

James Mellor:

Thanks, Mark. Good afternoon, everyone. I’ll start out today talking about our FDA issues. As I stated during the second quarter conference call, the FDA indicated that it was willing to work with us on designing a least burdensome protocol for human clinical study for the MyoPore Rx and MyoDex steroid epicardial leads. Just to clarify, the MyoPore Rx is a steroid epicardial lead brand name used by one OEM partner and MyoDex is the brand name used by the other.

We met with the FDA review team and the director for the CDRH division at the end of July to discuss our clinical study protocol. The FDA exhibited a willingness to be flexible in the collection of human clinical data for both our non-steroid and steroid epicardial leads, and we reached an agreement in principal on how the study would proceed.

Since that time, we have been discussing these clinical alternatives with our remaining two OEM partners in order to move forward with finalization of the clinical protocol and begin field data collection. At the same time, we have been collecting retrospective clinical performance information on our current lead that will serve as the control arm of this study.

Both of our partners are continuing to analyze this clinical study to determine how it fits with their other initiatives in this field. If we cannot get commitments from our partners in the next few weeks to help us with the study, then we will need to explore other options with the FDA.

As Jim mentioned previously, the MyoDex brand lead continues to perform well in Europe. This partner has now asked us to evaluate the FasTac Flex implant tool in Europe in order for it to determine a long-term forecast for this device. That evaluation began last week. In addition, a key implanting surgeon from Germany presented positive clinical information on both the MyoDex lead and the FasTac Flex implant tool at the Venice Arrhythmia Congress in Italy last week. We believe the momentum is building for both of these new products in markets outside the U.S.

Currently, our other OEM partner has not decided to enter the European market at this time.

We continue to work on other product development projects as well that support the CRM industry’s move to new quadrapolar, inline connectors which is the IS-4 standard. These projects remain on track and as I mentioned in the last conference call, we expect these new products to provide us with significant revenue in the second half of 2006.

In addition to our lead contract development and supply projects in neuro-stimulation, we also have a project underway for a proprietary neurostim lead and delivery system. We are currently exploring a number of options for commercializing this unique lead system.

James Hartman:	Thanks, Jim. This is Jim Hartman once more.

We have experienced a pick-up in sales in the third quarter from several of our existing customers, especially in our leads product line and we believe those higher sales levels will continue through the fourth quarter. Therefore, we now expect sales in the fourth quarter to approximate the $7.7 million level of sales achieved in quarter three, rather than the reduced level we estimated on our last conference call.

With reduced spending related to the FDA appeal and other expense reduction activities undertaken in the previous quarters, we do expect to be profitable again in the fourth quarter, although expenses may increase if we agree with the FDA and our partners to commence a least burdensome clinical.

We will be conducting investor meetings in various cities during November and December. If you have an interest in meeting with us, please contact our investor relations firm, EVC Group, at (415) 896-6820. We are also in the midst of our annual strategic planning activities which will give us a clearer focus on the opportunities and the strategies that will lead to future growth for the organization. We expect to communicate our expectations for 2006 once we have completed our planning sessions.

Thank you for listening today, and Mark, Jim and I will answer any questions you may have at this time.

Operator:

Thank you, sir. Ladies and gentlemen, at this time we will begin the question and answer session. If you have a question, please press the star followed by the one on your telephone keypad. If you would like to decline from the polling process, you may press the star followed by the two. You will hear a three tone prompt acknowledging your selection. Any questions will be polled in the order they are received. If you are using speaker equipment, please lift the handset for pressing the numbers.

And our first question comes from Tony Green with Northland Securities. Please go ahead, sir.

Tony Green:	Thank you. Good afternoon and nice quarter, guys.

James Hartman:	Thanks, Tony.

Tony Green:

Jim Hartman, could you maybe clarify or give us some details on the SG&A reductions? Any specifics you can, and maybe let us know whether the savings that you had in this quarter are sustainable or were they one time or more long-term?

James Hartman:

I’d say they’re a mixture. Some of it has to do with higher activities that go on in the first half of the year related to annual reports and annual meetings. Some of it has to do with the fact that we are now able to at least go slower with the Sarbanes-Oxley requirements because those are being pushed out. Some of it had to do with a couple of staff reductions that would be permanent in nature, so it’s kind of a mixed bag. But it’s an area that we monitor very closely and it’s, as you know, being a publicly traded company, there are lots of costs that are associated with that, and we work very hard at trying to keep those to a minimum.

Tony Green:	Okay. So if there are some seasonal factors in there, would you expect the first half of next year to look like the first half of this year?

James Hartman:	That would be my guess.

Tony Green:

Okay, thanks. And then, Jim Mellor, if you could give us any kind of timeline that you might expect for domestic MyoPore Rx assuming you go ahead with trials and any guesses on cost sharing with partners and maybe remind us what your options are if you don’t go ahead with partner-sponsored trials.

James Mellor:

I’ll answer the last question first because that’s the easiest. Our options if they don’t want to support the clinical trial are basically two. One, don’t do anything or two, go to the next level in the appeal process which is with Dan Schultz at the FDA. On the other, if we do go ahead with the clinical in terms of timing, because it is a fairly straightforward clinical and we’ve already been in the mode of collecting data on the control part of the study, we’re estimating to complete the study and make the submission, which would be a PMA amendment to the original PMA, probably that whole process in terms of collecting the data, making the submission and getting the approval, somewhere in the neighborhood of nine to ten months.

Tony Green:	Okay. And has there been a determination about your ability to use data coming out of Europe from the current product sales?

James Mellor:	Yes. The FDA is open to using data wherever it comes from for the new lead.

Tony Green:

Okay, great. And then last question, if you have any comments in general or as it applies to Enpath’s business on St. Jude’s acquisition of ANSI, does that change the landscape for neuro-stimulation in any way?

James Hartman:

It doesn’t for us in terms of anything specific. I think the only thing that it does is continue to support our belief that there’s some real value associated with our capabilities in the neuro-stimulation market, and we need to continue to figure ways that we can realize some of that value. But certainly, people are paying large valuations for capabilities in that area and we have some — certainly have capabilities that we need to take advantage of.

Tony Green:	Okay. Thank you very much.

Operator:	And our next question comes from Floyd Langford with Ferris, Baker and Watts. Please go ahead.

Floyd Langford:	Jim, again, my congratulations on the quarter.

James Hartman:	Thank you, Floyd. Nice to hear from you.

Floyd Langford:	It’s good to be heard from, believe me.

Jim, with the ramp-up in sales to St. Jude, has the line-up in the top five customers or clients changed any as far as their percentage of your total sales for the third quarter versus the second quarter?

James Hartman:

I haven’t looked, actually. It’s a good question. I don’t think so. I would think that they may have — some of the percentages may have moved around slightly. But I would guess the top five were the same in Q2 as Q3.

Floyd Langford:	In the same order?

James Hartman:	Yes.

Floyd Langford:	Okay. Alright, the other questions are what are your days collectibles on receivables now?

James Hartman:

I think we are — I haven’t looked within the last week or two, but we are somewhere right around 40 — between 40 and 45 days is where we’ve been. Our receivables are very clean. Our customer base is Medtronic, St. Jude and Boston Scientific. The only time we have real issues is when there’s some question about what was received versus what the invoice said, etc., where we have to go through a little reconciliation process. But otherwise, our customers are — pay on time and our people do a great job of keeping the receivables very clean.

Floyd Langford:

Okay. And my last question is, based on what Mark was saying, and I confess to not being able to follow every bit of it, but it appears to me that you all have the possibility of expanding your client base from roughly 24 or 25 clients to something in addition with the steerable devices. Is this a correct assumption or not?

Mark Kraus:

Yes, it is. It’s all going to depend on who the clients are, what their ability is to execute if we decide to partner with them, and what markets they’re trying to play in. And we obviously have a prioritization process that we need to go through for each of these projects. I wish we could say we had resources working in every single one of them all at the same time, but it’s just not practical.

Floyd Langford:	Right. And one would assume that the clients that you’ve had a long relationship with will get your attention.

Mark Kraus:	That’s absolutely true.

Floyd Langford:	That’s nature.

James Hartman:	Well, and also those opportunities that have large sales potential and maybe near-term market opportunities —

Floyd Langford:	Will get your attention also.

James Hartman:	Yes.

Floyd Langford:	Okay. Well thank you very much, again, guys. Great quarter.

James Hartman:	Thank you.

Operator:	And our next question comes from Dennis Nielson with Feltl & Company. Please go ahead.

Dennis Nielson:	Thank you. Just a question on distribution of the MyoPore, do you have any limitations on your ability to expand that distribution with your existing partner or with other partners?

James Mellor:	In terms of manufacturing capacity?

Dennis Neilson:	No, in terms of adding other distributors. I understand it’s a process whereby at this point, it’s an educational process, going doctor to doctor. Can that be accelerated or expanded?

James Hartman:

Well, keep in mind that the MyoPore Rx is — the steroids that we use on that product are provided by the distribution partner, so we have no ability, really, to market that product through anybody else other than their own organization. That having been said, we are looking to get approval in other countries for the partner that is distributing the product in Europe. They’re excited about being in other countries outside the U.S. — South America and Asia — so we are working on getting approvals in those countries which will certainly be positive. Does that address the question or did I miss the — ?

Dennis Nielson:	No, that’s essentially what I was asking. But the approval process, do you anticipate that can be fairly short or is that fairly lengthy in each of these other jurisdictions?

James Mellor:

No, that’s fairly quick. Most of these countries just need to see that we’ve achieved CE mark approval and we provide the documents for that and then it’s a registration process. However, the only exception to that would be Japan where it would, it would take years to get approval.

Dennis Nielson:	Alright. On a different subject, Jim, did you say you expected to have your bank line paid down by the end of the year, here?

James Hartman:

We expect to have it close to paid down.  We are anticipating generating cash here in the fourth quarter, and we should be able to get it down. I don’t know if we’ll get to zero, but we should get fairly close.

Dennis Nielson:	Alright, thank you.

James Hartman:	Yes.

Operator:	And our next question comes from Tom Maguire, a private investor. Please go ahead.

Tom Maguire:	Okay. Hi, guys.

James Hartman:	Hi, Tom.

Tom Maguire:	Jim, I wanted to get back to the model that Enpath has in terms of margins. Is that still a valid model where you think you can get into the high 40’s for a gross margin and the low 20’s for an operating margin? Is that still a realistic goal?

James Hartman:

Absolutely. It’s something we talk about with a great deal of regularity. We are in a transition time period right now. Our core product lines, introducers and some of the advance delivery products that we’ve been making, primarily for Medtronic, over the years fall into that category. Our leads and adaptors that we manufacture in Bloomington and sell fall into that category.

What has been limiting for us is, number one, the product mix that the Bloomington facility and our leads technologies group is still at least half contract manufacturing which are at relatively low margins. We also have lots of excess capacity in that facility for the infrastructure that’s there, and we need to continue to grow the revenue base to be able to apply that overhead to finished products that we are selling.

The other challenge that we’ve had this quarter that is probably going to continue to exist at least in the next quarter and hopefully not terribly far into 2006 is getting the steerable catheter production line established. We’ve got quite a number of people back there that are learning the processes and trying to develop the production line. But we are creating — we still have pretty unacceptable yield levels on the products as we manufacture them. We’re not making a lot of them, but we certainly are creating a lot of scrap and we’ve got a lot of indirect labor right now just learning the various processes. So that’s been a drag on margins, especially here at the Plymouth facility.

So at these products get more mature and as we are able to broaden the sales of leads and adaptors in Bloomington, we certainly think we can move back towards that 45% to 50% margin range. That’s the goal.

Tom Maguire:	Okay. It seems to me that we should be seeing some signs, if we’re not there already, but as you exit next year.

James Hartman:	Exit 2006?

Tom Maguire:	Yes.

James Hartman:

Yes, I would certainly hope so. Both of those goals of manufacturing steerable catheters in acceptable production and yield levels and increasing our revenue from leads and adaptors in our lead technologies group, both of those are goaled up this coming year and we certainly should be well on our way there.

Tom Maguire:	Okay, and one last question. Your position — your competitive position in steerable introducers catheters, etc., it’s exciting and it’s an exciting market for all the things that you can do with them. Is it possible that with your position that you could get even higher margins on these devices than you have on some of your other devices that you’ve introduced in the past?

James Hartman:

Well, I think one of the things that we, as a strategy, that we’ve taken a look at, and Mark can comment on this, too. But as we did with the Bard EP relationship, we decided to be exclusive with them. And so we think that puts us in a position to obtain some minimums and some — and maybe better pricing in the context that they’ll have an opportunity for — to get a position in the market that we provide for them. So, I think that strategy can allow us to get some additional margins. Guys, do you have any different thoughts on that?

Mark Kraus:

I think you can look at it in two ways. If we design a product or adapt a product platform for a very specific clinical application where the delivery system is going to be supplied along with the interventional device, we have a greater ability to garner higher margins on those products because they’re very unique to that specific application. In the case where we’re offering a line of steerable products into a market where they are used to using and, under some difficulty at times, other devices, we have the issue of trying to show the value of that product as a replacement. And so we have a little less ability to get significantly higher margins.

Tom Maguire:	Okay, great. Thanks, guys.

Mark Kraus:	Yes.

Operator:	Thank you. And our next question comes from Tony Green with Northland Securities. Please go ahead.

Tony Green:

Thank you. A question on the investments that you’re making in the steerable catheter manufacturing, I want to make sure I understood that correctly that you’re expensing those costs versus capitalizing them?

James Hartman:	Yes. All of the costs related to developing the production line and training and supplies and material that we use all flows through manufacturing overhead and drops the cost of sales.

Tony Green:	Okay. And are those ongoing expenses then while you ramp this up or will you pretty much — are a majority of those costs in the past?

James Hartman:

We will, I believe, have another quarter of that kind of activity here in the fourth quarter. And then we hope by the first quarter, it will start to improve. Yields never go from 80% to 90% overnight. It’s going to be a gradual improvement as we go along. But we probably have at least one more quarter of those kinds of costs we incurred in the third quarter.

Tony Green:	Okay, so assuming a similar product mix, probably looking for similar gross margins in the fourth quarter.

James Hartman:	Yes.

Tony Green:	Okay.

James Hartman:	I would say so.

Tony Green:

Okay. And then on the Bard launch, you mentioned some modest enhancements in the press release and the launch could be in the fourth quarter of this year or early 2006. What would you say the determinants are for that timeline? I guess, in other words, is the ball in your court or is it in Bard’s as to whether it’s 2005 versus 2006 revenue, and are you expecting a stocking order that might go either way?

Mark Kraus:

This is Mark. I don’t know that we expect any significant stocking order for the product. But the ball is probably mostly in our court to get the last three sizes completed and in their hands. As I said earlier, we’re targeting to do that this quarter, so we should see a ramp-up of their distribution of the product beginning of 2006. Although we have started shipping the first size to them, so they do have the ability to get out there and start distributing the product under their own controls.

Tony Green:	Okay. Thank you.

Operator:	Thank you. And our next question comes from Floyd Langford with Ferris, Baker and Watts. Please go ahead.

Floyd Langford:	Jim, during the last couple of weeks, I noticed on Yahoo Finance that there was a small recall of 140 units in Massachusetts.

James Hartman:	Yes.

Floyd Langford:	Can you tell me what that’s all about? I mean it’s not a whole lot of units.

James Hartman:	The 140 — I think the actual number was probably more like twenty.

Mark Kraus:	Seven.

Floyd Langford:	Twenty.

James Hartman:	Seven.

Mark Kraus:	Or twelve.

Floyd Langford:	Twenty-seven units?

Mark Kraus:	No, twelve units total.

Floyd Langford:	Okay.

James Hartman:	That actually were taken out of the field. They were part of the units that Bard was out —

Floyd Langford:	Testing.

James Hartman:

Getting feedback from physicians. We found a flaw in one of the units that we brought back and wanted to get the other ones out of the field as a result. Once they are put in a hospital, even if it’s two units, under the FDA guidelines, it’s a recall. So we did the official right thing and brought them back. But it didn’t slow anything down for any appreciable time period, and we know what the reasons were and we fixed it.

Floyd Langford:	Well, this is part of the adjustments that you refer to as a result of experience in the field?

James Hartman:

Yes. You don’t want to create a — recall all of that, but part of the reason for putting the product out there and getting feedback is so you identify any of those kinds of — any issues where physicians would add some value in terms of their ideas on modest fixes. And that’s why you go about doing that.

Floyd Langford:

Well, it’s better to have a recall on something like this where you’re trying to work the kinks out of something than to go down the road and have a whole bunch of these things out and then somebody says, oh, you got to recall that stuff, and you’ve got hundreds of them out there that work just fine. And the order would go back to the trial units.

James Hartman:	Yes, that’s right.

Floyd Langford:	So why bother to play that game when you can play it the way you have played it?

James Hartman:	Well, we like this method better.

Floyd Langford:	I agree with you.

James Hartman:	Make sure we have identified any issues.

Floyd Langford:	Right. Well, thank you for clarifying that. I wasn’t quite sure what I was reading on the Internet.

James Hartman:	Okay.

Operator:

Ladies and gentlemen, if there are any additional questions, please press the star followed by the one on your telephone keypad. And if you’re using speaker equipment, please lift the handset before pressing the numbers.

One moment, please, for the next question.

At this time, we have no further questions. I would like to turn the conference back to management for any concluding comments.

James Hartman:	Well, thank you very much for joining us for the questions. And if anybody has any other questions or concerns, don’t be afraid to call and we will respond. Thank you all very much.

Operator:

And, ladies and gentlemen, this does conclude the Enpath Third Quarter Results conference. If you would like to listen to a replay of today’s conference, you may dial 1-800-405-2236 or (303) 590-3000, and your pass code will be 11041409#. Thank you again for your participation in today’s conference, and you may now disconnect.

END